EXECUTION VERSION

AMENDMENT NO. 1

TO CREDIT AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of January 26, 2015, to the Credit Agreement, dated as of July 29, 2014, between BLACKSTONE / GSO LONG SHORT CREDIT INCOME FUND (the “Borrower”) and THE BANK OF NOVA SCOTIA (the “Bank”), as amended, supplemented, or otherwise modified (the “Credit Agreement”).

RECITALS

I.

Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.

The Borrower desires to amend the Credit Agreement upon the terms and conditions herein contained, and the Bank has agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.

Each of the defined terms “LIBO Rate” and “Overnight Eurodollar Rate” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read, respectively, as follows:

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the higher of  0.00% and  the rate appearing on the Reuters “LIBOR01” screen displaying interest rates for Dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits in the London interbank market with a maturity comparable to such Interest Period, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “LIBO Rate” with respect to such LIBOR Loan during such Interest Period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to Dollar deposits in the London interbank market as may be selected by the Bank, provided further that in the absence of such availability, the “LIBO Rate” shall be determined by reference to the rate at which Dollar deposits of $1,000,000 in immediately available funds for a maturity comparable to such Interest Period are offered by the principal office of the Bank to leading banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, provided further that in the event the principal office of the Bank is not making such offers, “LIBO Rate” shall mean such other rate reflecting the Bank’s cost of funds as determined by the Bank using any reasonable or prevailing method.

“Overnight Eurodollar Rate” means, with respect to any ABR Loan as of any date, the higher of  0.00% and  the rate of interest per annum that appears on the Reuters LIBOR01 Page as of 11:00 a.m., London time, on such date (or, if such date is not a Business Day, the immediately preceding Business Day) as Interbank Rates (Overnight) for Dollars, provided that in the event such rate does not appear on such screen (or on any successor or substitute page on such screen or otherwise on such screen), the “Overnight Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying overnight interest rates applicable to Dollar deposits in the London interbank market as may be selected by the Bank, provided further that in the absence of such availability, the “Overnight Eurodollar Rate” shall be determined by reference to the rate at which overnight Dollar deposits of $1,000,000 in immediately available funds are offered by the principal office of the Bank to leading banks in the London interbank market at approximately 11:00 a.m., London time, on such date (or, if such date is not a Business Day, the immediately preceding Business Day), provided further that in the event the principal office of the Bank is not making such offers, “Overnight Eurodollar Rate” shall mean such other rate reflecting the Bank’s overnight cost of funds as reasonably determined by the Bank using any reasonable or prevailing method.

2.

The defined term “Commitment” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the figure “$73,000,000” contained therein with the figure “$117,000,000”.

3.

Section 3.3(b) of the Credit Agreement is hereby amended by  replacing the phrase “capital requirements” contained therein with the phrase “liquidity or capital requirements”, and  replacing the phrase “capital adequacy” contained therein with the phrase “liquidity and capital adequacy”.

4.

Section 9.1(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(b)

if to the Bank, to it at,  in all cases, 40 King Street West, 55th Floor, Toronto, ON Canada M5H 1H1, Attention: Eli Mou (Telephone: (416) 350-1178; Facsimile: (416) 350-1161; e-mail address: eli.mou@scotiabank.com); and  in the case of all notices and other communications pursuant to Article 2, with a copy to 720 King Street, Toronto, Canada M5V2T3, Attention:  Mona Nagpaul (Telephone:  (416) 649-4066; Facsimile:  (416) 350-5725) and Rodel Meneses (Telephone:  (416) 645-7167; Facsimile: (416) 350-5725).

5.

Paragraphs 1 through 4 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)

the Bank shall have received from the Borrower either  a counterpart of this Amendment executed on behalf of the Borrower or  written evidence satisfactory to the Bank (which may include facsimile or electronic mail transmission of a signed signature page of this Amendment) that the Borrower has executed a counterpart of this Amendment;

(b)

a certificate from the Secretary of the Borrower, in all respects satisfactory to the Bank, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organization Documents have not been amended, supplemented or otherwise modified since July 29, 2014 or, if Borrower’s Organization Documents have been amended, supplemented or otherwise modified since July 29, 2014, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)

the Bank shall have received a duly completed Form FR U-1 executed and delivered by or on behalf of the Borrower and in form and substance satisfactory to the Bank;

(d)

the Bank shall have received favorable written opinions from  Simpson Thacher & Bartlett LLP and  Richards, Layton & Finger, P.A., each in form and substance reasonably acceptable to the Bank; and

(e)

all fees of the Bank (including the reasonable fees and expenses of counsel to the Bank) due and payable on or prior to the Amendment Effective Date and invoiced in reasonable detail shall have been paid.

6.

The Borrower  reaffirms the enforceability of each Loan Document, as amended hereby, and all of its obligations thereunder, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law),  agrees and admits that  as of the date of execution and delivery hereof by the Borrower, it has no defense to any such obligation and  it shall not exercise any setoff or offset to any such obligations,  represents and warrants that, as of the date of the execution and delivery hereof by the Borrower, no Default has occurred and is continuing, and  represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct immediately after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date).

7.

In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

8.

This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.  Delivery of an executed counterpart of this Amendment by facsimile or e-mail (such as in “portable document format”) transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

9.

THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 1 to be executed by its duly authorized representative as of the day and year first above written.

BLACKSTONE / GSO LONG SHORT CREDIT INCOME FUND

By:

/s/ Marisa J. Beeney

Name:  Marisa J. Beeney

Title:  Chief Compliance Officer, Chief Legal

Officer & Secretary

THE BANK OF NOVA SCOTIA

By:

/s/ Than Rattew

Name: Thane Rattew

Title:   Managing Director

Blackstone / GSO Long Short Credit Income Fund - Amendment No. 1 to Credit Agreement